UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 19, 2009

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania	19040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 19, 2009, InfoLogix, Inc. (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying it that the Company is not in compliance with the continued listing rules of the Nasdaq Capital Market.  Nasdaq Listing Rule 5550(b) requires companies whose securities are listed on the Nasdaq Capital Market (i) to maintain a minimum of $2,500,000 in stockholders’ equity; (ii) to have a minimum of $35,000,000 of market value of listed securities; or (iii) to have net income from continuing operations of at least $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.  The letter stated that the Company’s reported stockholders’ equity as of June 30, 2009 fell short of the minimum stockholders’ equity set forth in Nasdaq Listing Rule 5550(b)(1).  Additionally, the letter stated that the Company does not currently meet the alternatives for complying with the continued listing standards under Rule 5550(b) of market value of listed securities or net income from continuing operations.

Under Nasdaq Listing Rules, the Company has 15 calendar days from August 19, 2009 to submit a plan to Nasdaq for regaining compliance with the continued listing rules.  If Nasdaq accepts the Plan, it may grant an extension of up to 105 calendar days from August 19, 2009 for the Company to regain compliance.  If Nasdaq does not accept the plan, it may issue a delisting determination letter, which the Company may appeal.  The Company is currently evaluating various courses of action to regain compliance and intends to timely file a plan with Nasdaq.

On August 21, 2009, the Company issued a press release announcing its receipt of the letter from Nasdaq.  A copy of the press release is furnished herewith as Exhibit 99.1 to this current report.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2009, Craig A. Wilensky resigned from the Board of Directors of the Company, effective immediately.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

99.1    Press release dated August 21, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: August 21, 2009	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer

Exhibit Index

99.1                           Press release dated August 21, 2009.